Exhibit 99.1

Badger Meter Reports Record Third Quarter Results

MILWAUKEE--(BUSINESS WIRE)--October 16, 2013--Badger Meter, Inc. (NYSE: BMI) today reported record sales, record net earnings and record earnings per share for the third quarter ended September 30, 2013.

Third Quarter 2013 Highlights

  Net sales were a record $92,963,000 for the third quarter of 2013, a 6.7% increase from sales of $87,130,000 for the third quarter of 2012.
  Net earnings were a record $9,049,000 for the third quarter of 2013, a 2.2% increase from net earnings of $8,857,000 for the third quarter of 2012.
  Diluted earnings per share were a record $0.63 for the third quarter of 2013, a 1.6% increase from diluted earnings per share of $0.62 for the third quarter of 2012.

First Nine Months 2013 Highlights

  Net sales were $253,112,000 for the first three quarters of 2013, a 3.2% increase from sales of $245,337,000 for the same period in 2012.
  Net earnings were $18,237,000 for the first three quarters of 2013, a 19.1% decrease from net earnings of $22,548,000 for the first three quarters of 2012.
  Diluted earnings per share were $1.26 for the first three quarters of 2013, a 19.2% decrease from diluted earnings per share of $1.56 for the same period in 2012.

Operations Review

“This was an excellent quarter for Badger Meter. Higher sales of residential and commercial municipal water products drove the third quarter sales increase, offset somewhat by a decrease in industrial and specialty product sales,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

“Our third quarter results included sales to customers of Elster AMCO Water, LLC, which exited the North American mechanical water meter business as of June 30. Elster selected Badger Meter as the recommended supplier for these customers. We are pleased with our initial success in working with their former customers and are continuing to pursue additional sales opportunities,” said Meeusen.

The gross profit margin was 35.6% for the third quarter of 2013, compared to 39.4% for the third quarter of 2012. “The decrease was due to cost increases associated with the industry shift toward more expensive lead-free brass, as well as product mix. We had lower sales of higher-margin industrial products during the third quarter and the sales to the former Elster customers were at lower than typical margins,” said Meeusen.

Meeusen noted that net earnings benefited from lower selling, engineering and administration expenses and a lower effective tax rate. Ongoing cost reduction initiatives contributed to the lower expenses. A favorable R&D tax credit reduced the effective tax rate for the third quarter of 2013 to 33.5%, compared to 35.9% for the same period in 2012.

“While the second and third quarters of the year tend to be stronger than the fourth quarter due to seasonality, we are continuing to benefit from the additional Elster business and the ongoing economic recovery. We are also developing exciting new products that will enhance our product portfolio in the coming year. Overall, we believe we are well positioned for continued growth in 2014 and beyond,” added Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2013 third quarter results on Thursday, October 17, 2013, at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-713-4199 and entering the passcode 94075848. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PRNUXTFE3. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available through Thursday, October 24, by dialing 1-888-286-8010 and entering the passcode 62822592. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

The core competency of Badger Meter is flow measurement solutions. The company is a leading innovator, manufacturer and marketer of flow measurement and control products, serving water and gas utilities, municipalities and industrial customers worldwide. Measuring a variety of liquids from water to oil and lubricants in industrial processes, the company’s products are known for their high degree of accuracy, long-lasting durability and their ability to provide valuable and timely measurement information to customers.

Certain statements contained in this News Release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather and other natural phenomena, including related economic and other ancillary effects of any such events;
  the timing and impact of government programs to stimulate national and global economies;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete connectivity systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for radio products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this News Release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(Unaudited)
(in thousands, except earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012

Net sales	$92,963	$87,130	$253,112	$245,337
Cost of sales	59,860	52,800	165,126	151,942
Gross margin	33,103	34,330	87,986	93,395
Selling, engineering and administration	19,230	20,219	59,228	57,741
Operating earnings	13,873	14,111	28,758	35,654
Interest expense (income), net	264	286	844	729
Earnings before income taxes	13,609	13,825	27,914	34,925
Provision for income taxes	4,560	4,968	9,677	12,377
Net earnings	$9,049	$8,857	$18,237	$22,548

Earnings per share amounts:

Basic	$0.63	$0.63	$1.27	$1.57
Diluted	$0.63	$0.62	$1.26	$1.56

Shares used in computation of earnings per share:

Basic	14,371,718	14,128,055	14,353,700	14,393,644
Diluted	14,446,735	14,185,906	14,433,243	14,458,784

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	September 30,	December 31,
	2013	2012
	(Unaudited)

Cash	$4,621	$6,554
Receivables	56,059	45,584
Inventories	54,368	60,997
Other current assets	7,603	8,239

Total current assets	122,651	121,374

Net property, plant and equipment	73,404	70,484
Intangible assets, at cost less accumulated amortization	60,163	58,351
Other long-term assets	6,033	4,314
Goodwill	46,641	35,930

Total assets	$308,892	$290,453

Liabilities and Shareholders’ Equity

Short-term debt	$65,185	$66,730
Payables	19,435	15,551
Accrued compensation and employee benefits	7,792	9,821
Other liabilities	2,742	1,978

Total current liabilities	95,154	94,080

Deferred income taxes	10,824	8,692
Long-term employee benefits and other	17,111	16,434
Shareholders’ equity	185,803	171,247

Total liabilities and shareholders’ equity	$308,892	$290,453

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702